Exhibit 99.1

                         Double Eagle Petroleum Company
--------------------------------------------------------------------------------
     P. O. Box 766 o Casper, WY 82602 o 1-307-237-9330 o Fax: 1-307-266-1823


FOR RELEASE AT 10:30 AM, EST
Date: November 30, 2006

     Double Eagle Petroleum Announces Filing of Shelf Registration Statement

CASPER, Wyo., November 30th/PRNewswire-FirstCall/ -- Double Eagle Petroleum Co. (Nasdaq: DBLE) ("Double Eagle" or "the Company") today announced that it has filed a universal shelf Registration Statement on Form S-3 with the Securities and Exchange Commission. The Company has no immediate plans to raise capital under the shelf Form S-3.

Once declared effective by the Securities and Exchange Commission, the universal shelf on Form S-3 will permit, but not obligate, Double Eagle to sell, in one or more public offerings, shares of newly issued common stock, shares of newly issued preferred stock (subject to stockholder approval to authorize the preferred stock), warrants, stock purchase contracts, stock purchase units or debt securities, or any combination of such securities, for proceeds in an aggregate amount of up to $200 million. The terms of any offerings under the shelf registration will be determined at the time of the offering and will be stated in a prospectus supplement.

The net proceeds from any future offerings pursuant to the Form S-3 could be used to fund current or future projects, acquisitions, and/or general corporate purposes. At this time, the Company has no plans to issue debt or equity securities.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. When the registration statement becomes effective, a copy of the prospectus may be obtained from John Campbell, Investor Relations, or at the Company's web site (www.dble.us). This press release shall not constitute an offer to sell or the solicitation of any offer to buy the securities described above, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Double Eagle

Founded in 1972, Double Eagle Petroleum Co. explores for, develops, and sells natural gas and crude oil, with natural gas constituting more than 90% of its production and reserves. The Company's current development activities are primarily in its Atlantic Rim coal bed methane play and in the Pinedale Anticline in Wyoming. Its current exploration activities involve the Christmas Meadows Prospect in northeastern Utah.

                                     *******

This release may contain forward-looking statements regarding Double Eagle Petroleum Co.'s future and expected performance based on assumptions that the Company believes are reasonable. No assurances can be given that these statements will prove to be accurate. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, decreases in prices for natural gas and crude oil, unexpected decreases in gas and oil production, the timeliness, costs and success of development and exploration activities, unanticipated delays and costs resulting from regulatory compliance, and other risk factors described from time to time in the Company's Forms 10-K and 10-Q and other reports filed with the Securities and Exchange Commission. Double Eagle undertakes no obligation to publicly update these forward-looking statements.

Company Contact:
John Campbell, Investor Relations
(303) 794-8445